SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	October 8, 2002 (October 3, 2002)

NEXTEL COMMUNICATIONS, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-19656	36-3939651
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

2001 Edmund Halley Drive, Reston, Virginia	20191
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(703) 433-4000

(Former name or former address, if changed since last report)

Item 5. Other Events

     On October 8, 2002, the Company announced that it surpassed the 10 millionth subscriber mark during the month of September and other information as more fully described in the press release attached hereto as Exhibit 99.1 and incorporated herein by reference. The Company expects to report slightly above 475,000 in net subscriber additions for the third quarter of 2002 and operating cash flow in excess of the $816 million the Company reported in the second quarter of 2002.

     On October 3, 2002, the Company’s President and Chief Executive Officer made a presentation concerning its operations and plans to the Goldman Sachs “Communacopia” conference in New York City. In order to clarify certain statements made at the conference, the Company is not presently considering a public offering of its equity securities.

     “Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995. A number of the matters and subject areas discussed in this report that are not historical or current facts deal with potential future circumstances and developments. The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally, and also may materially differ from our actual future experience involving any one or more of such matters and subject areas. We have attempted to identify, in context, certain of the factors that we currently believe may cause actual future experience and results to differ from our current expectations regarding the relevant matter or subject area. Such risks and uncertainties include the economic conditions in our targeted markets, performance of our technologies, timely development and delivery of new technologies, competitive conditions, market acceptance of our services, access to sufficient capital to meet operating and financing needs and those that are described from time to time in our reports filed with the SEC, including our annual report on Form 10-K for the year ended December 31, 2001, and quarterly reports on Form 10-Qs for the first and second quarters of 2002. This report speaks only as of its date, and we disclaim any duty to update the information herein.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

(a) Financial Statements of Business Acquired.
Not Applicable

(b) Pro Forma Financial Information.
Not Applicable

(c) Exhibits.

Exhibit No	Exhibit Description

99.1	Press Release

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEXTEL COMMUNICATIONS, INC.

Date: October 8, 2002	By: /s/ LEONARD J. KENNEDY Leonard J. Kennedy Senior Vice President and General Counsel

EXHIBIT INDEX

Exhibit No	Exhibit Description

99.1	Press Release